Exhibit 4.2

CONSENT OF BENNETT JONES LLP

Dated: March 1, 2017

We hereby consent to the references to our firm under the heading “Legal Matters” and our firm and opinion under the heading “Certain Canadian Federal Income Tax Considerations” in each case in the Offer to Purchase and Circular that forms a part of the Registration Statement on Form F-80 dated March 1, 2017 filed by Total Energy Services Inc. under the Securities Act of 1933, as amended (the “Act”). In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Yours truly,

/s/ BENNETT JONES LLP
BENNETT JONES LLP